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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
PACIFIC CREST CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

        The following is a copy of (i) a letter from Gary Wehrle, Pacific Crest Capital, Inc.'s. President, Chief Executive Officer and Chairman of the Board and (ii) an Employee Q&A distributed to employees of Pacific Crest Capital, Inc. on October 16, 2003.

October 16, 2003

Dear Employees:

        Earlier this afternoon, an announcement was made regarding the signing of an agreement between our company and Pacific Capital Bancorp, a very highly regarded community bank holding company based in Santa Barbara. Under the terms of the agreement, we will merge our organizations in the first quarter of next year, following regulatory approval and approval of our shareholders.

        Pacific Capital Bancorp is the holding company for Pacific Capital Bank, N.A., a $4.5 billion, 41-branch nationally chartered bank. The bank does business under the well-known brand names of Santa Barbara Bank & Trust (serving Santa Barbara and Ventura counties); First National Bank of Central California (serving Monterey and Santa Cruz counties); San Benito Bank (serving San Benito County); and South Valley National Bank (serving Santa Clara County). For over 40 years, this organization has operated under a culture of commitment to employees, customers, communities and shareholders very similar to that of PCCI, and with success equal to ours in growing their business and producing strong shareholder value.

        This partnership will enable us to do more of what we do exceptionally well: serve the small businesses, entrepreneurs and investors who have come to rely on us for their personal and business banking needs. It will provide our customers with additional product choices, including wealth management, trust and investment services, and a large selection of retail banking products, as well as provide them with higher lending limits. Our partnership with Pacific Capital Bancorp will provide our business units with the products and balance sheet strength that will support our future growth.

        A copy of the press release that was issued early this morning is attached for your information. A brief "Q&A" is also included to assist you with responding to initial questions regarding the transaction you might receive from customers, family and friends. In a week or so, we will mail a letter to our customers about this merger.

        I realize that you naturally have many have questions about this announcement, and we will be addressing those questions on an ongoing basis in a variety of ways. There are many details to be worked through as we evaluate how best to utilize our expertise to benefit the Pacific Capital Bancorp organization. You have my assurance that our employees and our customers will be top priority.

        Please feel free to call me directly with your questions and your thoughts. It's very important to us all that we continue to address the needs of our customers with the same top-notch service that has differentiated us from our competitors, as we prepare to offer them significantly enhanced product offerings.

        I congratulate each of you on the fine performance that has enabled this next step in our evolution. We are an outstanding organization and we have selected an equally outstanding partner for the future. Pacific Capital Bank, our new partner, is entering this transaction primarily because they value the expertise and skill of our employees. You should view this as an opportunity to be part of a larger, stronger, more diversified company that ultimately may provide you with greater career opportunities. Thank you for your continued support, as together, we take this important step.

Sincerely,
Gary Wehrle Chief Executive Officer

October 16, 2003

"Pacific Crest Capital Joins Pacific Capital Bancorp Family"
PCCI Employee Q&A

        Pacific Crest Capital has signed an agreement to merge with Pacific Capital Bancorp, a very highly regarded community bank holding company headquartered in Santa Barbara.

Why has our Board of Directors decided to merge our bank?

        Our bank continues to be both successful and profitable. Our management team and board of directors made a decision to join forces with a larger community bank in order to achieve several goals. First, we would like to offer our customers additional products and services. Second, we would like to provide them with higher borrowing limits. Our partnership with Pacific Capital Bancorp will allow us to continue serving our business customers and at the same time, give them more access to the banking products they need to grow their businesses. We plan on delivering the same high level of customer service, backed by the financial strength and resources of a larger financial institution.

Who is Pacific Capital Bancorp?

        Pacific Capital Bancorp is the holding company for Pacific Capital Bank, N.A., a $4.5 billion, 41-branch nationally chartered bank that does business under the well-known brand names of Santa Barbara Bank & Trust (serving Santa Barbara and Ventura counties); First National Bank of Central California (serving Monterey and Santa Cruz counties); San Benito Bank (serving San Benito County); and South Valley National Bank (serving Santa Clara County). For over 40 years, this organization has operated under a culture of commitment to employees, customers and shareholders, very similar to that of PCCI, and with success equal to ours in growing their business and producing strong shareholder value.

When is this happening?

        The two companies have signed a definitive agreement. The transaction is expected to close in the first quarter of 2004, following regulatory approval. Until that time, it will be business as usual for our customers.

Which name will be used after the acquisition is final?

        That decision hasn't been made yet, but the name of our bank may change. Our goal will be to use a name in our markets that is both somewhat familiar to our customers yet represents our larger organization. Given the similarity between the company names, we have good opportunity to achieve both goals.

Will Pacific Crest's branches remain open following the merger?

        We anticipate that all three branches will remain open following the acquisition.

Will there be personnel or organizational changes following the merger?

        Our employees' expertise is the key factor behind this merger, and Pacific Capital Bancorp will rely on each of us to continue serving our customers with the same outstanding service and personal attention that customers have come to expect from us. We will integrate selected administrative functions such as accounting, systems, and personnel, as well as reporting relationships, into the PCB reporting structure after the transaction closes in the first quarter of 2004. Our SBA operation will continue to be headquartered in San Diego and our Commercial Real Estate operation in Agoura Hills with our same existing senior management in charge of the operations, although we will have expanded products and services to offer. Pacific Capital Bancorp desires to grow both our SBA business and our Commercial income property lending business. Overall, I think you will find that it will be business as usual for us before and following the merger, with the exception that we'll be part of a larger organization and able to provide a wider range of products and services.

Important Legal Information

        Pacific Crest Capital, Inc. intends to file a proxy statement and Pacific Capital Bancorp and Pacific Crest Capital, Inc. intend to file other documents regarding the proposed acquisition with the Securities and Exchange Commission (the "SEC"). Before making any voting or investment decision, investors and security holders of Pacific Crest Capital, Inc. are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed acquisition. A definitive proxy statement will be sent to the shareholders of Pacific Crest Capital, Inc. seeking their approval of the proposed acquisition. Investors and security holders of Pacific Crest Capital, Inc. may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC by Pacific Crest Capital, Inc. and Pacific Capital Bancorp at the SEC's web site at http://www.sec.gov. In addition, a copy of the definitive proxy statement, when it becomes available, and other documents filed with the SEC by Pacific Crest Capital, Inc. will be available without charge from the Investor Relations Department, Attn: Noma Kaz, Pacific Crest Capital, Inc., 30343 Canwood Street, Agoura Hills, CA 91301. Documents filed with the SEC by Pacific Capital Bancorp will be available free of charge from the Investor Relations Department, Attn: Deborah Lewis Whiteley, Pacific Capital Bancorp, 1021 Anacapa Street, 3rd Floor, Santa Barbara, CA 93101.

        Pacific Crest Capital, Inc., its directors, executive officers and certain other persons may be soliciting proxies from Pacific Crest Capital, Inc. shareholders in favor of the approval of the acquisition. Information about the executive officers and directors of Pacific Crest Capital, Inc. and their ownership of and interests in Pacific Crest Capital, Inc. stock is set forth in Pacific Crest Capital, Inc.'s proxy statement for its 2003 Annual Meeting of Shareholders filed with the SEC on April 16, 2003.

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"Pacific Crest Capital Joins Pacific Capital Bancorp Family" PCCI Employee Q&A